Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related prospectuses of Marvel
Enterprises,  Inc.  for the  registration  of Class B  Warrants,  8%  Cumulative
Convertible Exchangeable Preferred Stock and Common Stock and to the incorporation by reference of our report dated February 5, 1999, except for Note 3, as to which the date is February 11, 1999 and Notes 1 and 5, as to which the date is February 25, 1999, with respect to the consolidated financial statements of Marvel Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

New York, New York                                        /s/ Ernst & Young LLP
September 30, 1999